Exhibit 10.6

SETTLEMENT, Separation Agreement and General Release

May 10, 2013

Curtis Wolfe

3042 Orange Street

Miami, FL 33133

lobosgp@bellsouth.net

Dear Curtis:

This Settlement, Separation Agreement and General Release (this "Agreement"), upon your signature, will constitute the entire agreement by and between you and Net Element International, Inc., a Delaware corporation and successor by merger to Net Element, Inc. (the "Company"), on the terms of your separation from employment with the Company. For all purposes in this Agreement, the Company shall also include its affiliates, subsidiaries, parents, and their respective present and former shareholders, officers, directors, members, employees, representatives and agents.

1.           Termination of Employment. You acknowledge that your services to the Company are no longer required and that your employment terminated effective February 15, 2013 (the "Termination Date").

2.           Settlement.

(a)          In consideration of your acceptance of this Agreement, and in full satisfaction of any and all claims by you, your affiliates, Lobos Advisors, LLC and its affiliates and Legal Guru, LLC, a Florida limited liability company, and its affiliates (other than the Company), with respect to or against the Company or its affiliates and subsidiaries, including, without limitation, for any and all owed salary and benefits through the Termination Date, the Company shall, after (i) you execute and deliver this Agreement and that certain Legal Guru Restructuring Binding Term Sheet, dated May 10, 2013, by and among you, the Company and LegalGuru, LLC (the "Term Sheet") and (ii) the expiration of the seven (7) day revocation period set forth paragraph 12 below:

(1)	execute and deliver the Term Sheet;

(2)	after and subject to obtaining the Company's stockholders approval at the 2013 annual meeting of stockholders (to comply with Nasdaq rules), issue to you Seventy-Five Thousand (75,000) unregistered shares of the Company's common stock (you understand and acknowledge that any dispositions of such shares of stock will be subject to Rule 144 under the Securities Act of 1933);

(2)	as soon as permissible under the applicable laws and regulations, including, without limitation, Rules 144 and 145 under the Securities Act of 1933, cause to remove the restrictive legends from the shares of the Company's common stock that are held by you as of the date hereof; and

(3)	if (i) the Company files any new registration statements for its common stock on Forms S-1 or S-3, (ii) at the time of such filing you continue owning (1) any of the shares of the Company's common stock that are held by you as of the date hereof and (2) any of the newly-issued Seventy-Five Thousand (75,000) shares of NETE common stock (the shared in items (1) and (2) are referred to collectively as the "Subject Shares") and (iii) the Subject Shares are still subject to the restrictions under Rules 144 or 145 under the Securities Act of 1933 at the time the Company files any such new registration statements for its common stock on Forms S-1 or S-3, then you will have the right to request a piggy-back registration of the Subject Shares on the customary terms and conditions.

You acknowledge that the Settlement Amount represents more than you would otherwise be entitled to receive either under law or under the Company policy. You acknowledge and agree that the Settlement Amount constitutes good and sufficient consideration for this Agreement.

(b)           The Company will issue a W-2 form at the appropriate time for payment. You will receive a separate written notice, known as COBRA notice, regarding your ability to continue at your expense your health and dental coverage under the Company's group plans.

(c)           You represent that none of you, your affiliates, Lobos Advisors, LLC and its affiliates or Legal Guru, LLC and its affiliates (other than the Company), will make any claim for any other amounts of money, additional wages (including overtime), paid time off, bonuses, and other benefits and compensation to which you, your affiliates, Lobos Advisors, LLC and its affiliates or Legal Guru, LLC and its affiliates (other than the Company) were or may have been entitled by virtue of your employment or any other association with the Company or termination thereof except for those expressly described in this Agreement. You will not receive the payments described in this paragraph 2 if you (i) do not sign this Agreement, (ii) rescind this Agreement after signing it, or (iii) violate any of the terms and conditions set forth in this Agreement.

3.          General Releases.

(a)          In exchange for the consideration set forth in paragraph 2 above, each of you and each of your affiliates, Lobos Advisors, LLC and its affiliates or Legal Guru, LLC and its affiliates (other than the Company) (collectively, the “Releasing Parties”), agree unconditionally to waive, release, forever discharge, covenant not to sue with respect to, and to hold each of the Company, and its affiliates, subsidiaries, parents, present and former shareholders, partners, members, managers, officers, directors, employees, representatives, attorneys and agents (each, a “Released Party” and, collectively, the “Released Parties”) harmless against, the assertion of each and every action, claim, right, or demand of any kind or nature, known or unknown, in law or equity, contract or tort and however originating or existing which you have or may have against any of the Released Parties, including, without limitation, with respect to your employment or the termination of your employment, with respect to LegalGuru, LLC and any agreements and documents pertaining to it (other as set forth in the Term Sheet), with respect to any funding obligations to LegaGuru, LLC, and otherwise. This includes, without limitation, all claims made to the Company by you any and all claims, rights, actions, liabilities or demands of whatsoever nature which might be raised pursuant to any constitution, law, regulation, ordinance, statute, or common law theory or other authority, whether in tort, contract, equity or otherwise, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 1981, the Employee Retirement Income Security Act of 1974, as amended, the Family and Medical Leave Act, the Americans with Disabilities Act of 1990, Fair Labor Standards Act, the Florida Civil Rights Act, the Florida Whistle-Blower's Act, Fla. Stat. Section 440.205, the Age Discrimination in Employment Act, the Older Worker Benefit Protection Act, the National Labor Relations Act, the Fair Credit Reporting Act, the Immigration Reform Control Act, Executive Order 11246; the Occupational Safety and Health Act, the Equal Pay Act, the Uniformed Services Employment and Reemployment Rights Act, the Worker Adjustment and Retraining Notification Act, the Employee Polygraph Protection Act, the United States Constitution, the Florida Constitution, any state or federal anti-discrimination, consumer protection and/or trade practices act, and any local laws, including any local ordinances, together with any expenses, costs and attorney's fees which might be raised pursuant to the above stated laws. You expressly intend this release to reach to the maximum extent provided by law.

(b)          In consideration of your acceptance of this Agreement and the covenants set forth in Section 3(a) above, each of the Company, its directors and officers agree unconditionally to waive, release, forever discharge, covenant not to sue with respect to, and to hold each of the Releasing Parties harmless against, the assertion of each and every action, claim, right, or demand of any kind or nature, known or unknown, in law or equity, contract or tort and however originating or existing which the Company now has or may have against any of the Releasing Parties. The covenants and releases set forth in this paragraph 3(b) shall not apply to any obligations of the Releasing Parties hereunder, under the Term Sheet and under any future documents that the parties may enter into.

(c)          On or after December 31, 2013, (i) you shall have the right to terminate, by a written notice to the Company, the covenants and releases set forth in paragraph 3(a) above and (ii) the Company shall have the right to terminate, by a written notice to you, the covenants and releases set forth in paragraph 3(b) above if and only if, in each case, the Company fails to issue to you Seventy-Five Thousand (75,000) unregistered shares of the Company's common stock prior to December 31, 2013. Any such termination shall not affect the force and effect of the Term Sheet and of all other provisions of this Agreement.

4.          Legal Proceedings. You, individually and on behalf of each of the Releasing Parties, warrant that neither you nor any of the Releasing Parties have filed any legal proceeding, whether in court or with an administrative agency, nor you or any of the Releasing Parties have made any assignment to anyone of any claims against any of the Released Parties. This Agreement is intended to be a full and complete release of all claims against each Released Party. If you or any of the Releasing Parties nevertheless initiate a lawsuit against any of the Released Parties in violation of this Agreement and receive monies therefrom, the Company shall be entitled to a set off in the amounts you have received or are entitled to receive under this Agreement.

5.          Prospective Employers. The parties agree that any prospective employers who contact the Company for a reference will be advised of your dates of employment, your job title and rate of pay. You agree that you will advise prospective employers to contact Katie Kezua on kkezua@netelement.com and/or +1-305-507-8808 for any reference.

6.          Non-Admission. The parties further acknowledge that nothing in this Agreement constitutes an admission by the parties of any improper or unlawful act(s) or of any (a) violation of any statute, regulation, or other provision of statutory, regulatory, or common law, (b) breach of contract, or (c) commission of any tort. The parties forever waive all rights to assert that this Agreement was the result of a mistake in law or in facts.

7.           Non-Disparagement; Confidentiality.

(a)          From the time of your execution of this Agreement, (i) you and your affiliates agree to refrain from making any negative or disparaging comments about any of the Released Parties to anyone and (ii) the Company and its directors and officers agrees to refrain from making any negative or disparaging comments about you to anyone.

(b)          From the time of your execution of this Agreement, the Company, on the one hand, and you or anyone else acting on your behalf, on the other hand, shall not disclose, either directly or indirectly, any information whatsoever regarding any of the terms of, or the existence of this Agreement, or the fact that the Company is paying any Settlement Amount to you, or the amount of said payment. This confidentiality provision shall not apply to any disclosure of this Agreement by (i) the Company to its representatives and advisors on a need to know basis and (ii) you to your attorneys, accountant, or other bona fide tax adviser, or any bona fide financial planner you have employed, but you shall inform each of them of the confidentiality of this Agreement, and they shall be similarly bound.

8.          Information. By signing this Agreement, you acknowledge and agree that you have had access in your employment with the Company to confidential and proprietary information, and further acknowledge and agree that the release or disclosure of any confidential or proprietary information will cause the Company or any other Released Party irreparable injury. By signing this Agreement, you acknowledge that you have not directly or indirectly used or disclosed, and agree that you will not at any time directly or indirectly use or disclose, to any other entity or person, directly or indirectly, any confidential or proprietary information of the Company or any other Released Party. For purposes of this Agreement, the term "confidential or proprietary information" shall include, but not be limited to, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software (whether or not owned by, or designed for, the Company or its affiliates), other operating systems, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, executive information, regulatory matters, personnel matters, accounting and business methods, customer lists and information pertaining to customer or client lists, donor lists, contact lists, and information about the personal or business affairs of the Company or any other Released Party. However, you may disclose Confidential Information only to the extent you are required to disclose such Confidential Information by law.

9.          Return of Property. As of the Termination Date, you shall return all documents and materials that were in your possession or control relating to the business of, or the services provided by, the Company or its affiliates. By signing this Agreement, you acknowledge and agree that all documents and materials relating to the business of, or the services provided by, the Company or its affiliates are the sole property of the Company or its affiliates. By signing this Agreement, you further agree and represent that you have returned and/or shall return by the Termination Date to the Company all of its property, including but not limited to, all customer records and other documents and materials, whether on computer disc, hard drive or other form, and all copies thereof, within your possession or control, which in any manner relate to the business of or the duties and services you performed.

10.         Remedies. You agree that any breach by you of any of the provisions of paragraphs 7, 8 or 9 of this Agreement will cause irreparable harm to the Company or its affiliates that could not be made whole by monetary damages and that, in the event of such a breach, you will waive the defense in any action for specific performance that a remedy at law would be adequate, and the Company or its affiliates will be entitled to specifically enforce the terms and provisions of paragraphs 7, 8 or 9 of this Agreement without the necessity of proving actual damages or posting any bond or providing prior notice, in addition to any other remedy to which the Company or its affiliates may be entitled at law or in equity. In addition, in the event of any breach by you of any of the provisions of paragraphs 7, 8 or 9 of this Agreement, you shall repay the Settlement Amount set forth in paragraph 2.

11.         Notice of Right to Consult Attorney and Twenty-One (21) Day Consideration Period. By signing this Agreement, you agree and certify that (i) you have carefully read and fully understand all of the provisions of this Agreement, (ii) you understand and agree that you are and have been allowed a reasonable period of time (up to 21 days) from receipt of this Agreement to consider the terms hereof before signing it; (ii) you have been encouraged and you are advised in writing, by this Agreement, to consider the terms of this Agreement and consult with an attorney of your choice before signing this Agreement and you have done so, or chosen not to do so of your own accord; and (iii) you agree to the terms of this Agreement knowingly, voluntarily, and without intimidation, coercion, or pressure, and intend to be legally bound by this Agreement.

12.         Revocation Period. You may revoke this Agreement within the seven (7) day period following its execution by you. Any revocation must be submitted, in writing, to Katie Kezua on kkezua@netelement.com and must state, “I hereby revoke my acceptance of my Agreement.” If the last day of either revocation period is a Saturday, Sunday or legal holiday recognized by the State of Florida, then such revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday. You acknowledge and agree that the general release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §621 et seq.), as amended by the Older Workers’ Benefit Protection Act, and that this waiver is knowing and voluntary. You further acknowledge that you have been advised in writing by this Agreement that you have a maximum of seven (7) days following the execution of this Agreement to revoke this Agreement and that this Agreement shall not become effective until the revocation period has expired.

13.         Expiration of Offer. The offer contained in this Agreement shall expire at 5:00 p.m. on the twenty-second (22nd) day after you receive it, not counting the date of receipt. If the Company has not received a signed original of this Agreement from you by that time, this offer will be automatically revoked.

14.         Entire Agreement; Modifications. This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and all prior negotiations regarding any wages or compensation are merged into this Agreement. This Agreement may not be modified except as may be set forth in writing and executed by the parties hereto. The parties acknowledge that there are no other promises, agreements, condition, undertakings, warranties, or representation, oral or written, express or implied, between them other than as set forth herein.

15.         Governing Law and Venue. This Agreement shall be construed, enforced and interpreted in accordance with the laws of the State of Florida and venue for any action to enforce or construe the Agreement shall be in Miami-Dade County, Florida. Should any action be brought regarding the enforceability of the Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and costs, including any fees and costs of appeal.

16.         Enforceability. If one or more paragraph(s) of this Agreement shall be ruled unenforceable, the Company may elect to enforce the remainder of the Agreement. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement.

17.         Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts.

After you have reviewed this Agreement and obtained whatever advice and counsel you consider appropriate regarding it, please evidence your agreement to the provisions set forth in this Agreement by dating and signing this Agreement in the presence of a witness. The witness should also date and sign in the spaces provided for the witness. You should keep a copy of this Agreement for your records.

[Signatures are on next page.]

NET ELEMENT INTERNATIONAL, INC.

By:	s/ Dmitry Kozk
Name:	Dmitry Kozko
Title:	President

ACKNOWLEDGMENT AND SIGNATURE

By signing below, I acknowledge and agree that I have read this Settlement, Separation Agreement and General Release carefully. I understand all of its terms. In signing this Settlement, Separation Agreement and General Release I have not relied on any statements or explanations except as specifically set forth in this Settlement, Separation Agreement and General Release. I have had adequate time to consider whether to sign this Settlement, Separation Agreement and General Release and am voluntarily and knowingly releasing my claims against the Released Parties (as defined in paragraph 3 of this Settlement, Separation Agreement and General Release) as set forth herein. I intend this Settlement, Separation Agreement and General Release to be legally binding.

Date I received this Separation Agreement and General Release: May 10, 2013.

Accepted this 10th day of May, 2013.

Employee:	/s/ Curtis Wolfe
Curtis Wolfe, individually and on behalf of each of his affiliates, Lobos Advisors, LLC and its affiliates and Legal Guru, LLC and its affiliates (other than the Company)

Witness:	/s/ Natalia Elparin

(Print Name):	Natalia Elparin

Date:	May 10, 2013

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